UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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CASCADE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1100 NW Wall Street
Bend, Oregon 97701

March 29, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) to be held on Tuesday, May 8, 2012, at 5:30 p.m. at The Riverhouse Convention Center, 2850 NW Rippling River Court, Bend, Oregon 97701.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement contain details of the business to be conducted at the meeting. During the meeting, we will also report on the operations of the Company and its subsidiary. Directors and officers of the Company, as well as a representative of Delap LLP and a representative of BDO USA, LLP, the Company’s independent auditors for fiscal year 2011 and fiscal year 2012, respectively, will be present to respond to appropriate shareholder questions.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the Internet, by telephone or by mail in order to ensure a quorum.

Your continued interest and support of Cascade are sincerely appreciated.

Sincerely,

Andrew J. Gerlicher
Secretary

CASCADE BANCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 5:30 P.M. PACIFIC TIME ON TUESDAY, MAY 8, 2012

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at The Riverhouse Convention Center, 2850 NW Rippling River Court, Bend, Oregon 97701, on Tuesday, May 8, 2012, at 5:30 p.m. Pacific Time (the “Meeting”) for the following purposes:

1.	The election of 11 directors to the Board of Directors;
2.	To ratify the appointment of BDO USA, LLP as Cascade’s independent auditor for fiscal year 2012;
3.	To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers;
4.	To approve an amendment to the Cascade Bancorp 2008 Performance Incentive Plan permitting stock awards that would otherwise be paid to a non-employee director for his or her service to be paid to an entity designated by the director; and
5.	To transact other business that may properly come before the Meeting.

If you were a shareholder of record of Cascade as of the close of business on March 12, 2012, you are entitled to receive notice of, and to vote at, the Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 8, 2012. We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their shareholders via the Internet. We believe this method will allow shareholders to access the information they need, while lowering our costs and reducing the environmental impact of our annual meeting. Accordingly, on March 29, 2012, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting, please sign and date your proxy card and return it in the enclosed postage prepaid envelope, or vote electronically via the Internet or by telephone to ensure a quorum. See “Voting Via the Internet or by Telephone” on the last page of the accompanying Proxy Statement for further details. You do not need to keep your proxy for admission to the Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Andrew J. Gerlicher
Secretary

March 29, 2012
Bend, Oregon

PROXY STATEMENT
OF
CASCADE BANCORP
1100 N.W. Wall Street
Bend, Oregon 97701
(541) 385-6205

ANNUAL MEETING OF SHAREHOLDERS
May 8, 2012

INFORMATION ABOUT SOLICITATION AND VOTING

When and where is the Meeting?

The 2012 Annual Meeting of Shareholders of Cascade Bancorp (“Cascade” or the “Company”) will be held at The Riverhouse Convention Center, 2850 NW Rippling River Court, Bend, Oregon 97701, on Tuesday, May 8, 2012 at 5:30 p.m. Pacific Time (the “Meeting”).

Why am I receiving these materials?

The Board of Directors of the Company (the “Board”) has made these materials available to some larger shareholders by mail and to all other shareholders on the Internet or, upon request, has delivered printed copies of these materials by mail or electronic copies by email in connection with the Board’s solicitation of proxies for use at the Meeting. If you were a shareholder of Cascade as of the close of business on March 12, 2012 (the “Record Date”), you are invited to attend the Meeting and are requested to vote on the proposals described in this Proxy Statement.

What items will be voted on at the Meeting?

This Proxy Statement, which was first mailed to shareholders on or about March 29, 2012, is furnished in connection with the solicitation of proxies by the Board to be voted at the Meeting. The purpose of this Proxy Statement is to solicit the votes of the Company’s shareholders with respect to the following matters.

Proposal 1.	To elect 11 directors to the Board.
Proposal 2.	To ratify the appointment of BDO USA, LLP as Cascade’s independent auditor for fiscal year 2012.
Proposal 3.	To approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers.
Proposal 4.	To approve an amendment to the Cascade Bancorp 2008 Performance Incentive Plan permitting stock awards that would otherwise be paid to a non-employee director for his or her service to be paid to an entity designated by the director.

Who may vote?

If you were a shareholder of Cascade as of the close of business on the Record Date, you are entitled to vote at the Meeting and at any adjournments or postponements thereof. As of the Record Date, there were 47,280,012 shares outstanding held by approximately 429 holders of record.

Why did some shareholders receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders with access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record who hold less than 50,000 shares of the Company’s common stock and to beneficial owners. All shareholders can access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail or an electronic set of the proxy materials via email. Instructions on how to access the proxy materials over the Internet or to request copies by mail or email are included in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

We encourage you to vote electronically or by telephone. You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling 1-800-690-6903. In either case, have your proxy card in hand and follow the instructions. Votes submitted via the Internet or by telephone must be received by 8:59 p.m. Pacific Time on May 7, 2012. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience. Shareholders of record as of the Record Date may vote in person at the Meeting. Even if you plan to attend the Meeting, please complete, sign and date the accompanying proxy and promptly return it to us by mail, or vote via the Internet or telephone. See “Voting Via the Internet or by Telephone” on the last page of this Proxy Statement for further details.

How is my proxy voted?

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares IN FAVOR OF:

•	the director nominees identified in this Proxy Statement;
•	the ratification of the appointment of BDO USA, LLP as Cascade’s independent auditor for fiscal year 2012;
•	the approval, on an advisory basis, of the compensation paid to our Named Executive Officers; and
•	the approval of the amendment to the Cascade Bancorp 2008 Performance Incentive Plan.

In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the Meeting. The Board has named Terry Zink and Gary Hoffman as the proxy holders. Their names appear on the proxy form accompanying this Proxy Statement. You may name another person to act as your proxy if you wish, but that person would need to attend the Meeting in person or further vote your shares by proxy.

How do I change or revoke a proxy?

After voting you may change your vote one or more times, or you may revoke your proxy, at any time before the vote is taken at the Meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of Cascade (in person or in writing by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of Cascade no later than 5:00 p.m., local time, on Monday, May 7, 2012, the last business day before the Meeting. If you are a record holder, you may also revoke your proxy by oral request if you are present at the Meeting.

You may still attend the Meeting even if you have submitted a proxy. You should be aware that simply attending the Meeting will not, of itself, revoke a proxy.

How do we determine a quorum?

We must have a quorum to conduct any business at the Meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the Meeting or submit proxies to establish a quorum. If you come to the Meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for purposes of determining the presence of a quorum, but will not count your shares as voting for or against the given matter.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy or, if you submit a properly executed proxy with no instructions, as described above under the caption “How is my proxy voted?”. We will not count abstentions or broker non-votes for or against a matter submitted to a vote of shareholders. Each share is entitled to one vote.

A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions on a non-routine matter to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions. We will count broker non-votes as present for purposes of establishing the presence of a quorum. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1), the advisory vote on the compensation paid to our Named Executive Officers (Proposal 3) or the vote on the amendment to our 2008 Performance Incentive Plan (Proposal 4).

What is the voting requirement to approve each proposal?

Approval of Director Nominees

Assuming the existence of a quorum, the 11 director nominees receiving the most votes will be elected, even if the number of votes is less than a majority of the votes cast or present.

Ratification of Appointment of the Company’s Independent Auditors

Assuming the existence of a quorum, the appointment of the Company’s independent auditors will be ratified if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

The Advisory Vote on Executive Compensation

Assuming the existence of a quorum, executive compensation will be ratified if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

Approval of Amendment to Cascade Bancorp 2008 Performance Incentive Plan

Assuming the existence of a quorum, the amendment to the Cascade Bancorp 2008 Performance Incentive Plan will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against it.

How many shares are held by directors and officers?

As of the Record Date, directors and Named Executive Officers of Cascade beneficially owned 225,421 shares of common stock eligible to vote at the Meeting, or approximately 0.48% of the outstanding shares. We expect that all directors and executive officers will vote in favor of all proposals.

Who is paying the cost of this proxy solicitation?

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of Cascade. Cascade will bear the cost of soliciting proxies from its shareholders. In addition to using the mail and Internet, proxies may be solicited by personal interview, telephone, and electronic communication. Cascade requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade and its bank subsidiary, Bank of the Cascades (the “Bank”), acting on Cascade’s behalf, may solicit proxies personally. Cascade may pay compensation for soliciting proxies, and will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Are there appraisal rights with respect to the proposals?

There are no appraisal rights applicable to any matters to be considered at the Meeting.

Are there any retroactive adjustments to the data in this proxy statement?

All share-related data has been retroactively adjusted for the one-for-ten reverse stock split that was effective in 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table describes, as of March 12, 2012, the beneficial ownership of our common stock by each director and each nominee for director, each of our executive officers identified in this Proxy Statement in the “Summary Compensation Table for 2011” (the “Named Executive Officers” or “NEOs”), all of our directors, nominees for director and NEOs as a group, and those persons known to beneficially own more than 5% of our common stock.

Beneficial Owner's Name	Shares of Common Stock	Nonvested Restricted Stock	Stock Options Exercisable	Shares held in 401(K) Plan	Total Shares of Common Stock Owned(1)	Percent of Class
5% Owners:
Green Equity Investors V, L.P(2)11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	11,468,750	—	—	—	11,468,750	24.26%
Green Equity Investors Side V, L.P(2) 11111 Santa Monica Blvd., Suite 2000 Los Angeles, CA 90025	11,468,750	—	—	—	11,468,750	24.26%
WL Ross & Co. LLC(3) 1166 Avenue of the Americas New York, NY 10036	11,468,750	—	—	—	11,468,750	24.26%
Lightyear Fund II, L.P.(4) 375 Park Avenue, 11th Floor New York, NY 10152	11,468,750	—	—	—	11,468,750	24.26%
Lightyear Co-Invest Partnership II, L.P.(4) 375 Park Avenue, 11th Floor New York, NY 10152	11,468,750	—	—	—	11,468,750	24.26%
David F. Bolger(5) 375 Park Avenue, 11th Floor New York, NY 10152	6,583,804	—	—	—	6,583,804	13.93%
Officers and Directors:
Jerol E. Andres, Director	9,235	—	—	—	9,235	0.02%
Gary L. Hoffman, Director	16,484	—	390	—	16,874	0.04%
Ryan R. Patrick, Director	8,573	—	390	—	8,963	0.02%
Judi Johansen, Director	7,312	—	—	—	7,312	0.02%
Henry Hewitt, Director	2,903	—	—	—	2,903	0.01%
Patricia L. Moss, Vice Chair	16,943	35,181	11,575	1,858	65,557	0.14%
Thomas M. Wells, Director	38,318	—	—	—	38,318	0.08%
Chris Casciato, Director	3,275	—	—	—	3,275	0.01%
Michael J. Connolly, Director	3,275	—	—	—	3,275	0.01%
James B. Lockhart III, Director	3,275	—	—	—	3,275	0.01%
J. LaMont Keen, Director	—	—	—	—	—	0.00%
Terry E. Zink, Director and Current PEO	—	41,597	—	—	41,597	0.09%
Michael J. Delvin, Officer	2,638	11,180	4,829	743	19,390	0.04%
Gregory D. Newton, Officer	5,485	20,027	4,470	119	30,101	0.06%
All Directors and Executive Officers as a Group (14)	114,716	107,985	21,654	2,720	247,075	0.52%

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below or in the table entitled “Security Ownership Of Certain Beneficial Owners And Management”, each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 47,280,012 shares of common stock outstanding as of March 12, 2012.

(2)	Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the record owner of 8,822,279 shares of Common Stock and Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”) is the record owner of 2,646,471 shares of Common Stock. GEI Capital V, LLC, a Delaware limited liability company (“Capital”) is the general partner of GEI V and GEI Side V. Capital’s principal business is to act as the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”) is a limited partner of GEI V and GEI Side V. Holdings’ principal business is to serve as a limited partner of GEI V and GEI Side V. Leonard Green & Partners, L.P., a Delaware limited partnership (“LGP”) is an affiliate of Capital. LGP’s principal business is to act as the management company of GEI V, GEI Side V and other affiliated funds. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. LGPM’s principal business is to act as the general partner of LGP. Due to their relationships with GEI V and GEI Side V, each of Capital, Holdings, LGP and LGPM may be deemed to have shared voting power with respect to the common stock deemed to be beneficially owned by GEI V and GEI Side V. As such, GEI V, GEI Side V, Capital, Holdings, LGP and LGPM may be deemed to have shared beneficial ownership over such shares of common stock. Each of GEI V, GEI Side V, Capital, Holdings, LGP and LGPM, however, disclaims beneficial ownership of such shares of common stock as to which they are not the record owner.
(3)	The 11,468,750 shares of Common Stock are held directly by WLR CB AcquisitionCo LLC. Wilbur L. Ross, Jr. is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., which in turn is the managing member of WLR Recovery Associates IV LLC. WLR Recovery Associates IV LLC is the general partner of WLR Recovery Fund IV, L.P., which is the sole manager of WLR CB AcquisitionCo LLC, and WL Ross & Co. LLC is the investment manager of WL Ross Group, L.P. Accordingly, WLR Recovery Fund IV, L.P., WLR Recovery Associates IV LLC, WL Ross Group, L.P., El Vedado, LLC, Wilbur L. Ross, Jr. and WL Ross & Co. LLC may be deemed to share voting and dispositive power over the Common Stock held by WLR CB AcquisitionCo LLC.
(4)	Lightyear Fund II, L.P., a Delaware limited partnership (“Lightyear Fund II”), is the record owner of 11,438,500 shares of Common Stock and Lightyear Co-Invest Partnership II, L.P., a Delaware limited partnership (“Co-Invest”), is the record owners of 30,250 shares of Common Stock. Lightyear Fund II GP, L.P., (“Lightyear Fund II GP”) is the general partner of Lightyear Fund II. The principal business of Lightyear Fund II GP is acting as general partner of Lightyear Fund II. Lightyear Fund II GP Holdings, LLC (“Lightyear Fund II GP Holdings”) is the general partner of Lightyear Fund II GP and Co-Invest. The principal business of Lightyear Fund II GP Holdings is acting as general partner of Lightyear Fund II GP and Co-Invest. The managing member of Lightyear Fund II GP Holdings is Marron & Associates. The principal business of Marron & Associates is acting as managing member of Lightyear Fund II GP Holdings. The sole member of Marron & Associates is Chestnut Venture Holdings. The principal business of Chestnut Venture Holdings is acting as the sole member of Marron & Associates. The managing member of Chestnut Venture Holdings is Mr. Donald B. Marron. The present principal occupation of Mr. Marron is as Chairman of Lightyear Capital, LLC. Lightyear Fund II GP could be deemed to have shared voting or dispositive power over the shares owned by Lightyear Fund II. Each of Lightyear Fund II GP Holdings, Marron & Associates, Chestnut Venture Holdings and Mr. Marron could be deemed to have shared voting or dispositive power over the shares of common stock owned by Lightyear Fund II and Co-Invest.
(5)	This total comprises 6,564,572 shares of Common Stock that Mr. Bolger owns directly as an individual and 19,232 shares of Common Stock that Mr. Bolger owns indirectly through Two-Forty LLC, of which he owns 16% of the membership interests and his son, James T. Bolger, is managing member. Mr. Bolger has the sole power to vote or to direct the vote or to dispose or direct the disposition of 6,564,572 shares of Common Stock. Mr. Bolger owns 16% of the membership interests of Two-Forty LLC and has shared power to vote or to direct the vote or to dispose or direct the disposition of 19,232 shares of common stock held by Two-Forty LLC. James T. Bolger, Mr. Bolger’s son, is managing member of Two-Forty LLC, owns 25% of its membership interests and has shared power to vote or to direct the vote or to dispose or direct the disposition of 19,232 shares of Common Stock held by Two-Forty LLC.

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 directors. The Board has nominated the 11 persons listed under the heading “Nominees” for election at the Meeting to serve as directors until the 2013 Annual Meeting of Shareholders and until their successors have been elected and qualified.

Unless otherwise directed, the proxies solicited by the Board will be voted FOR the election of the nominees named below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted either (1) for the election of such substitute as the named proxy holders may recommend, or (2) for the balance of the nominees, leaving a vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The Bylaws of the Company do not allow nominations from the floor at the Meeting. Any shareholder wishing to nominate a person for election as a director must submit that nomination to the Secretary of Cascade as outlined in this Proxy Statement under “Nominating and Corporate Governance Committee.”

As of the Record Date, directors, director nominees, and Named Executive Officers of Cascade beneficially owned, and have the right to vote, 225,421 shares of common stock, or approximately 0.48% of the shares entitled to be voted at the Meeting.

Nominees

The nominees are all current directors. Consistent with the age-related provisions of the Company’s Bylaws, Gary L. Hoffman will not stand for re-election. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Nominees for Election:	Age	Year First Elected Director
Jerol E. Andres	68	1993
Chris C. Casciato	53	2011*
Michael Connolly	46	2011*
Henry H. Hewitt	70	2004
Judith A. Johansen	53	2006
J. LaMont Keen	59	2012
James B. Lockhart III	65	2011*
Patricia L. Moss	58	1993
Ryan R. Patrick	56	1998
Thomas M. Wells	60	2006*
Terry E. Zink	60	2012

*	On January 28, 2011, the Company sold 44,193,750 shares of common stock at a price of $4.00 per share, for total gross proceeds of $176,775,000. As a condition of the closing of the sale of common stock, private equity funds affiliated with Lightyear Capital LLC (“Lightyear”), private equity funds affiliated with Leonard Green & Partners, L.P. (“Leonard Green”), and an affiliate of WL Ross & Co. LLC (“WL Ross”), were entitled to have one person nominated by them elected to the Board of Directors of the Company and the Bank. Accordingly, on January 28, 2011, upon the closing of the transaction, Chris Casciato, a Managing Director of Lightyear, Michael Connolly, a Partner of Leonard Green, and James B. Lockhart III, Vice Chairman of WL Ross, were elected to the Board of Directors of each of the Company and the Bank.

Most of the 44,193,750 shares of common stock were sold pursuant to the Amended and Restated Securities Purchase Agreement between the Company and Lightyear, the Securities Purchase Agreement between the Company and Leonard Green, the Securities Purchase Agreement between the Company and WL Ross, and the Amended and Restated Securities Purchase Agreement between the Company and David F. Bolger, each dated November 16, 2010 (the “Securities Purchase Agreements”). Per the Securities Purchase Agreements, Lightyear, Leonard Green, WL Ross and David F. Bolger have the right to nominate one candidate for election to the Company’s Board of Directors. Each of Lightyear, Leonard Green, WL Ross and David F. Bolger is also entitled to be represented on the board of directors of the

Bank. The rights to representation briefly outlined above will continue with respect to each of Lightyear, Leonard Green, WL Ross and David F. Bolger until such investor together with his or its affiliates ceases to own at least 5% of the outstanding shares of common stock of the Company. Thomas M. Wells previously served as the Cascade Bancorp Board of Directors designee for Mr. Bolger pursuant to a shareholders agreement between Mr. Bolger and the Company; Mr. Bolger’s right to nominate one director to the Company’s Board of Directors under the shareholders agreement terminated on January 28, 2011, but continues pursuant to the terms of his Securities Purchase Agreement.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of the directors or executive officers.

Jerol E. Andres.  Mr. Andres has served as a director since 1993. Mr. Andres is currently retired. From 1988 to 2011 Mr. Andres served as CEO and President of JELD-WEN Development, Inc., a real estate development company. He also served as the Board Chair of Central Oregon Clear One Health Plans Inc., the former provider of health insurance to the Company. Currently, Mr. Andres serves on the Redmond Chamber of Commerce Board, and as a partner of Workhorse Solutions, LLC, which provides consulting services to the hospitality and resort real estate industry.

Chris C. Casciato.  Mr. Casciato is a Managing Director and member of the Investment Committee of Lightyear Capital. He joined Lightyear Capital in 2008 after having spent over 20 years at Goldman, Sachs & Co., where he was a Partner and held several positions including Chief Operating Officer of Goldman Sachs’ global investment banking business. He serves on the Board of Directors of the following Lightyear portfolio companies: Community & Southern Holdings, Inc. and its subsidiary, Community & Southern Bank; Clarion Partners; First National Bank of the Gulf Coast; and Strategic Growth Bancorp. He also serves on the Board of Directors of Sunoco, Inc. Mr. Casciato is Lightyear’s designated nominee pursuant to the terms of the Amended and Restated Securities Purchase Agreement between the Company and Lightyear.

Michael Connolly.  Mr. Connolly is partner of Leonard Green & Partners, L.P., a Los Angeles-based private equity firm that manages approximately $9 billion in assets. Prior to joining Leonard Green in 2007, Mr. Connolly was a Managing Director at UBS Securities, LLC. Before joining UBS, he was a Senior Vice President at Donaldson, Lufkin and Jenrette from 1992 through 2000. He serves on the board of Motorini, Inc. and Fiesta ParentCo, L.L.C. Mr. Connolly is Leonard Green’s designated nominee pursuant to the terms of the Securities Purchase Agreement between the Company and Leonard Green.

Henry H. Hewitt.  Mr. Hewitt has been a director of the Company since 2004. Mr. Hewitt joined the Portland, Oregon-based law firm of Stoel Rives LLP as an associate in 1969 and became a partner in 1975. Effective January 1, 2012, Mr. Hewitt was designated Senior Counsel. He was Chairman of Stoel Rives LLP from 1989 to 1999 and from 2002 until 2005. He led the firm’s Business Services Practice Group from 2005 to 2009. His practice emphasizes general business advice, acquisitions, financings and strategic planning. He currently serves on the board of directors of Columbia Forest Products, Inc. and Hampton Resources, Inc., on the board of directors of Friends of the Children and on Willamette University’s board of trustees.

Judith A. Johansen.  Ms. Johansen has been a director of the Company since 2006. Ms. Johansen currently serves as the President of Marylhurst University, a position she has held since July 2008. Ms. Johansen served as President and Chief Executive Officer of PacifiCorp from 2000 to 2006. She currently serves on the boards of Schnitzer Steel Industries, Inc., Kaiser Permanente Foundation, Idaho Power Company and IDACORP, Inc.

J. LaMont Keen.  Mr. Keen has been President and Chief Executive Officer of IDACORP, Inc. since 2006, and Chief Executive Officer of IDACORP, Inc. subsidiary Idaho Power Company since 2005. From 2002 – 2006 he was Executive Vice President of IDACORP, Inc. and was President and Chief Operating Officer of Idaho Power Company from 2002-2005. He has served as a director of IDACORP, Inc. and Idaho Power Company since 2004, and serves as a director of Idaho Energy Resources Co. Mr. Keen also sits on the board of directors of the Idaho Association of Commerce & Industry and St. Luke’s Boise/Meridian, a medical center.

James B. Lockhart III.  Mr. Lockhart is the Vice Chairman of WL Ross & Co. LLC where he focuses on financial services and the mortgage recovery fund. Prior to joining in September 2009 he was the Director of the Federal Housing Finance Agency, regulator of Fannie Mae, Freddie Mac and the twelve Federal Home Loan Banks, and its predecessor agency, the Office of Federal Housing Enterprise Oversight. He served as the Chairman of Federal Housing Finance Oversight Board and a member of the Financial Stability Oversight Board. Mr. Lockhart has also served as the Deputy Commissioner and Chief Operating Officer of the Social Security Administration and as Secretary to the Social Security Board of Trustees. He was a member of President Bush’s Management Council. Mr. Lockhart co-founded and served as managing director of NetRisk, Inc., a risk management software and consulting firm serving major financial institutions, banks, insurance companies and investment management firms worldwide. He held senior positions at National Reinsurance, Smith Barney, Alexander & Alexander and Gulf Oil, in Europe and the U.S. He is a director of Virgin Money, the American Securitization Forum, Berkeley Point Capital Holdings, American Home Mortgage Servicing Inc. and Capital Markets Holding LLC. Mr. Lockhart is WL Ross’ designated nominee pursuant to the terms of the Securities Purchase Agreement between the Company and WL Ross.

Patricia L. Moss.   Ms. Moss has been a director of the Company since 1993. She currently serves as Vice Chairman of the Board and as Trustee of the Company’s 401(k) plan. Ms. Moss served as CEO of the Bank and President and CEO of the Company from 1998 to 2012. There is an agreement between Ms. Moss and the Company pursuant to which the Company will exercise its best efforts to cause Ms. Moss to be nominated as a director of the Company. She currently serves as a director of MDU Resources, Inc., and serves on the advisory committee of the Oregon Investment Fund. Ms. Moss is a former board member of Clear One Health Partners and has served on various community boards, including Central Oregon Community College, Oregon State University Cascades Campus, and St. Charles Medical Center.

Ryan R. Patrick, CPA.  Mr. Patrick has been a director of the Company since 1998. Mr. Patrick, a certified public accountant, has been a partner in the firm of Patrick Casey & Co., LLP since 2000. His experience includes financial reporting and business and tax consulting for a wide range of clients, including individuals, corporations, partnerships, estates and trusts. Mr. Patrick is a former director of Cascade Healthcare Community, which operates St. Charles Medical Centers in Bend and Redmond, Oregon. Mr. Patrick also serves as a Trustee on the Company’s Profit Sharing/401(k) Plan. He currently serves as a director of CentWise Drug of Redmond Inc.

Thomas M. Wells.  Mr. Wells was elected a director in 2006 by the Cascade shareholders in connection with the merger of Cascade and F & M Holding Company. He is the senior partner and CFO of the law firm Wells, Jaworski & Liebman, LLP, which he founded in 1986. Mr. Wells serves as counsel to David F. Bolger, the owner of approximately 13.93% of Cascade’s outstanding shares. In addition to his legal practice, Mr. Wells serves as a Director of the Bolger Foundation, as a Director and President of the Wells Mountain Foundation, and as Managing Member of Wells Mountain LLC. Mr. Wells is Mr. Bolger’s designated nominee pursuant to the terms of the Amended and Restated Securities Purchase Agreement between the Company and David F. Bolger.

Terry E. Zink.  Mr. Zink has been the President and Chief Executive Officer and a director of the Company and the Bank since January 1, 2012. Mr. Zink most recently served as President and Chief Executive Officer of Fifth Third Bank Chicago, an affiliate of the Fifth Third Bancorp network. He was also responsible for the oversight of the other 18 affiliates within the Fifth Third Bancorp network and the strategic oversight of the Retail and Small Business Banking lines. Prior to joining Fifth Third Bank, Zink served nearly 17 years with Wells Fargo & Company in several senior management positions in California and Arizona. As an Executive Officer of Fifth Third Bank, Zink managed the Bank’s strategic growth throughout 13 states. This role included overseeing operations of approximately 22,000 employees, 1,300 branches, and more than $110 billion in assets.

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS COMPOSITION AND RESPONSIBILITIES

Board of Directors Composition and Leadership

The Cascade Board of Directors currently is made up of 12 directors. The Board of Directors determined that each of the directors and director nominees is an “independent director” as defined under the NASDAQ rules except for Mr. Zink and Ms. Moss.

Responsibilities of the Board of Directors

Each director is responsible for discharging his or her duties in good faith in the best interests of the Company, and with the care a prudent person would reasonably exercise under the circumstances. Directors have a duty to effectively monitor management’s capabilities, compensation, leadership and performance, without undermining management’s ability to successfully operate the business. The Board is authorized to retain outside legal, accounting or other advisors, as necessary, to carry out its responsibilities.

Directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict. Directors are expected to disclose all business relationships with the Company and rescue themselves from discussions and decisions affecting those relationships. The Company annually solicits information from directors in order to monitor potential conflicts of interest and to make its determination of director independence.

Role of the Board of Directors in Risk Oversight

The same person does not serve as both principal executive officer and Chairman of the Board. The Board has ultimate authority and responsibility for overseeing risk management of the Company. Some aspects of risk oversight are fulfilled at the full Board level. Additionally the Board, or a committee of the Board, receives specific periodic reports from executive management on credit risk, liquidity risk, interest rate risk, capital risk, operational risk and economic risk. The Audit and Enterprise Risk Management Committee oversees financial, accounting and internal control risk management. The head of the Company’s internal audit function and the independent registered public accounting firm report directly to the Audit and Enterprise Risk Management Committee. The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs.

Meeting Responsibilities

Directors are expected to attend the annual meeting of shareholders and scheduled Board meetings in person and are expected to review pre-meeting materials and to take an active and effective role in all meetings and deliberations.

During fiscal year 2011, the Board met 13 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of all meetings held by Board committees on which he or she served. All but one director attended the 2011 annual meeting of shareholders.

Non-Management Directors — Stock Ownership Guidelines

The Board has adopted stock ownership guidelines applicable to all non-management directors of the Company. The guidelines generally provide that any non-employee director should own, within four years of the beginning of his or her board service, Company common stock having a fair market value equal to four times the director’s annual cash retainer. The Board is in the process of updating the guidelines to exempt non-management directors who serve as a nominee of Lightyear, Leonard Green or WL Ross.

Related Person Transactions Policy and Procedure

In November 2007, the Board of Directors adopted a written Related Person Transactions Policy. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Cascade was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest. A related person as defined in the policy is (i) a member of the Board of Directors, (ii) a nominee for the Board of Directors, (iii) an executive officer, (iv) a person who beneficially owns more than 5% of Cascade’s common stock, or (v) any immediate family member of any of the people listed above.

Under the policy, the related person is required to notify and provide information regarding the related person transaction to the Company’s Chief Financial Officer (CFO). If the CFO determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Governance Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Governance Committee shall consider all relevant facts and circumstances. No committee member shall participate in the review of a related person transaction if he or she has an interest in the transaction.

Communications with Directors

Shareholders wishing to communicate with the Board of Directors or with a particular committee or director may do so in writing addressed to the Board, or to the particular director. The written communication should be delivered to our Secretary at the address of our main office, 1100 N.W. Wall Street, Bend, Oregon 97701. The recipient will promptly forward such communications to the applicable committee, director or to the Chairman of the Board for consideration.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has designated the following committees: Compensation Committee; Audit and Enterprise Risk Management Committee; and Nominating and Corporate Governance Committee.

The current composition of each Board committee is:

Compensation Committee	Audit and Enterprise Risk Management Committee	Nominating and Corporate Governance Committee
Jerol Andres (chair)	Ryan Patrick (chair)	Thomas Wells (chair)
Chris Casciato	Jerol Andres	Jerol Andres
Michael Connolly	Judith Johansen	Chris Casciato
Henry Hewitt	Gary Hoffman	Michael Connolly
Henry Hewitt
Judith Johansen
James B. Lockhart III
Ryan Patrick

Compensation Committee

As more fully described in its charter, the Compensation Committee provides assistance to the Board of Directors by discharging its responsibilities relating to the compensation of the Company’s Named Executive Officers and directors. The Board has delegated authority to the Compensation Committee to approve compensation for the NEOs and to recommend the compensation of the CEO to the Board of Directors for approval. The Committee meets at least twice annually and additionally on an as-needed basis. A copy of the Compensation Committee Charter is available on the Company’s website at www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page). The Compensation Committee met 5 times during 2011.

Annual NEO compensation decisions are typically made at a Committee meeting, and Board meeting in the case of the CEO, in the first quarter of the year. Compensation for NEOs is determined based on a number of factors including the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the compensation for peers within the Company and in the Peer Group (as discussed below), compensation in the relevant marketplace for similar positions, and performance of the individual and the Company as a whole. In making its determination, the Compensation Committee considers all forms of compensation and benefits using widely accepted practices to review the total value delivered through all elements of pay and the potential future value of the Compensation Committee’s current compensation decisions.

Use of Consultants

The Compensation Committee has in the past engaged a compensation consultant to provide input on executive compensation plan design and structure, assist in Peer Group selection and recommend compensation ranges. In 2011, the Compensation Committee engaged McLagan, consultants specializing in the banking industry, to assist with research projects and provide reports related specifically to CEO and President market compensation, incentive compensation design, director compensation and the preparation of the compensation tables included in this Proxy Statement. The Compensation Committee also engaged McLagan to design a one-time incentive plan for reward and retention purposes for its top executive officers.

McLagan consultants are independent and report directly to the Compensation Committee and the Committee discusses, reviews and approves all consulting projects performed by McLagan. The Compensation Committee periodically reviews the relationship with McLagan and considers competitive proposals from other firms. As an independent consulting firm, McLagan does not provide other services such as retirement or welfare plan administration.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the attendance of the CEO and the Executive Vice President and Chief Human Resources Officer at Compensation Committee meetings to discuss executive compensation and evaluate Company and individual performance. Occasionally other executives may be invited to attend a Compensation Committee meeting to provide pertinent financial or human resources information. NEOs in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding NEO compensation.

The Compensation Committee discusses the CEO’s compensation with the CEO, but final deliberations and all votes regarding the CEO’s compensation are made without the CEO present. The Compensation Committee makes recommendations to the Board for final approval regarding all compensation matters for the CEO. The Compensation Committee makes all decisions related to compensation for the other NEOs after receiving recommendations from the CEO and any input requested from the independent compensation consultants. A NEO is not present at a meeting when his or her compensation is being approved.

For more information about the Compensation Committee’s activities see “Executive Compensation” below.

Audit and Enterprise Risk Management Committee

The Audit and Enterprise Risk Management Committee (sometimes referred to as the Audit Committee) consists of four directors, each of whom is determined to meet the independence standards for members of public company audit committees set forth in the NASDAQ Listing Standards and SEC rules. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that Mr. Patrick is qualified as an Audit Committee financial expert as defined in Item 407 of Regulation S-K and the NASDAQ listing standards. The Audit Committee Charter is available on the Company’s website at www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page).

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to corporate accounting and reporting practices of the Company, and to assure the quality and integrity of its consolidated financial statements. The purpose of the Audit Committee is to serve as an independent and objective party to: (i) monitor the Company’s financial reporting process and internal control system; (ii) oversee, review and appraise the audit activities of the Company’s independent auditors and internal auditing function; (iii) maintain complete, objective and open communication between the Board, the independent accountants, financial management, and the internal audit function; and (iv) oversee the Company’s risk assessment and risk management policies and practices. The Audit Committee provides oversight and evaluation of the process by which management certifies the effectiveness of the Company’s system of internal controls. The Audit Committee reviews and discusses with the independent auditor its attestation report on the Company’s system of internal control over financial reporting and its findings as to deficiencies in the system of controls, if any.

The Company’s independent auditor reports directly to the Audit Committee. The Audit Committee is solely responsible for appointing or replacing the Company’s independent auditor, recommending the submission of such appointment to a shareholder vote, and assuring the independence and providing oversight and supervision thereof. Any non-audit services provided by the auditor must be pre-approved by the Audit Committee. The Audit Committee met 10 times during 2011. For more information about the Audit Committee’s activities see “Report of the Audit and Enterprise Risk Management Committee of the Board of Directors” below.

Nominating and Corporate Governance Committee

As more fully described in its charter, the Nominating and Corporate Governance Committee (the “Governance Committee”) provides assistance to the Board by identifying qualified individuals as prospective Board members and recommends to the Board of Directors the director nominees for election at the annual meeting of shareholders. The Governance Committee oversees the annual review and evaluation of the performance of the Board and its committees, develops and recommends corporate governance guidelines to the Board of Directors, and leads and oversees a search process in the event of a CEO vacancy. In addition, the Governance Committee examines, evaluates, and monitors the independence of directors for general Board positions, as well as for specific committee duties, and evaluates specific qualifications for members serving as audit committee financial experts. The Governance Committee also reviews and approves or ratifies any material potential conflict of interest or transaction between Cascade and any “related person” as defined under applicable SEC rules. See “Related Person Transactions Policy and Procedures” above. The Nominating and Corporate Governance Committee met five times during 2011.

The Governance Committee evaluates the qualifications of individual candidates for the Board using a consistent process that takes into account all factors and criteria it considers appropriate, including identifying the beneficial impact a candidate will have on the Company and the Board in terms of skill set, expertise, experience, business development contributions, background, character, individual success in chosen fields, public company expertise, geographic diversity, and independence of candidates. The Governance Committee’s charter provides that, in identifying candidates for membership on the Board of Directors, the Governance Committee shall take into account all factors and criteria it considers appropriate, including but not limited to whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience. The Governance Committee will consider shareholder recommendations for candidates for the Board using the same process. Shareholder recommendations for potential directors must be in writing and the shareholder submitting a recommendation must have continuously held at least $2,000 in market value of Cascade Bancorp common stock for at least one year and hold the stock through the date of the annual meeting at which the nomination will be made. Any shareholder who intends to nominate a director at an annual meeting must deliver notice to the Secretary of Cascade not less than 60 nor more than 90 days prior to the meeting date; provided, however, that if less than 65 days’ notice or prior public disclosure of the meeting date is given or made to shareholders, the shareholder’s notice of a director nomination must be received by the close of business on the 15th day following the day on which such notice or prior public disclosure of the date of the annual meeting was made, whichever first occurs. The shareholder notice must include, for each nominee, the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the number of Cascade shares beneficially owned by the nominee, and other information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee. Additional information is required with respect to the shareholder giving the notice. The Governance Committee requires evidence that the nominee’s qualifications meet the criteria and considerations as outlined in the Committee charter or as published by the Company from time to time. Refer to the Governance Committee Charter, available on the Company’s website www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page), and the Company’s Bylaws for minimum qualifications of director candidates and procedures for shareholders in communicating nominations to the Board.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to our Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance Committee in evaluating a board candidate.

	Andres	Casciato	Connolly	Hewitt	Johansen	Lockhart	Patrick	Wells	Moss	Keen	Zink
Experience, Qualifications, Skill or Attribute
Professional standing in chosen field	X	X	X	X	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X	X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)	X	X	X	X	X	X	X		X	X
Civic and community involvement	X	X	X	X	X	X	X	X	X	X	X
Other public company experience	X	X	X	X	X	X	X		X	X	X
Leadership and team building skills	X	X	X	X	X	X	X	X	X	X	X
Diversity by race, gender or culture					X				X
Specific skills/knowledge
- finance		X	X	X	X	X	X		X	X	X
- technology
- marketing	X				X						X
- public affairs		X	X	X	X	X			X	X	X
- HR				X				X	X
- governance		X	X	X	X	X		X	X	X	X

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Gary L. Hoffman	59,800	48,098	0	0	11,059	0	118,957
Jerol E. Andres	47,650	48,098	0	0	3,750	0	99,498
Henry H. Hewitt	43,500	48,098	0	0	1,378	0	92,976
Judith A. Johansen	37,500	48,098	0	0	0	0	85,598
Christopher C. Casciato(1)	37,500	26,004	0	0	0	0	63,504
Ryan R. Patrick	55,500	48,098	0	0	15,546	0	119,144
Michael J. Connolly(1)	39,500	26,004	0	0	0	0	65,504
Thomas M. Wells	41,000	48,098	0	0	247	0	89,345
James B. Lockhart III(1)	37,000	26,004	0	0	0	0	63,004

(1)	Joined the board of directors effective January 28, 2011.

Fees Earned or Paid in Cash (column b):  Each Company director received an annual cash retainer of $26,000 in 2011. Directors received $9,000 cash to compensate them for their expected attendance at 13 board meetings. The Chairman of the Board (Hoffman) received an additional fee of $20,000 in 2011. The following directors received cash compensation for acting as Committee Chairs: Andres (Compensation) $7,500, Hewitt (Loan) $4,000, Thomas Wells (Nominating & Corporate Governance) $4,000, Patrick (Audit & Trust) $13,000. (The Loan Committee and Trust Committee are Bank committees.) Directors also received cash compensation for their anticipated attendance at various committee meetings, with the exception of Loan Committee, for which cash compensation was paid for actual attendance. The committee meeting fees paid were: Hoffman — $300, Andres — $150. The fee schedule for attending various committee meetings was: $500 for all committee meetings with exception of Loan Committee, which was $150. At the start of the year, fees are calculated based on anticipated number of committee meetings with exception of Loan Committee, and fees are then paid out pro-rata on a monthly basis. Employee directors do not receive fees for serving on the board.

Stock Awards (column c):  In February 2011, directors each received 2,420 shares of restricted stock at a fair value of $9.13 per share for 2010 services. In May 2011, directors each received 3,275 shares of restricted stock at a fair value of $7.94 per share for 2011 services.

Option Awards (column d):  The Company historically has not granted any stock options to directors other than nonqualified stock options. The Company did not grant any stock options to the directors in 2011.

Change in Pension Value and Nonqualified Deferred Fee Earnings (column f):  Several of the directors are party to a director emeritus agreement. The amounts in this column represent the 2011 annual accrual for each of the directors that is party to a director emeritus agreement. The director emeritus agreement provides for a benefit of $18,000 per year for 10 years for directors Hoffman, Andres, and Patrick. The benefit will be paid from the director’s normal retirement date until the later of the director’s death or 120 months. Directors Andres, Hewitt, Patrick, Wells are also party to Deferred Fee Agreements, with interest credited annually at a rate of 5.15%. This column also includes earnings that are considered above market.

Aggregate Number of Option Awards Outstanding at Fiscal Year End 2011:  Hoffman — 742 and Patrick — 742.

Aggregate Number of Restricted Stock Units Outstanding at Fiscal Year End 2011:  Hewitt — 1,181.

EXECUTIVE OFFICERS

The following table sets forth certain information about the Company’s current (2012) executive officers. Information about Mr. Zink, who became a director and President and Chief Executive Officer of the Company and the Bank on January 1, 2012, is given above under the heading “Nominees,” as is information about Ms. Moss, the former President and CEO of the Company and CEO of the Bank, who is now serving as Vice Chairman. The compensation tables that follow in this Proxy Statement do not include Mr. Zink because he was not a Named Executive Officer in 2011.

Name	Age	Position
Terry E. Zink	60	President and Chief Executive Officer of Cascade Bancorp and Bank of the Cascades since January 1, 2012.
Michael Delvin(1)	63	Executive Vice President and Chief Operating Officer of Cascade Bancorp since 1998 and of Bank of the Cascades since January 1, 2012. President and Chief Operating Officer of Bank of the Cascades from 2004 to January 1, 2012.
Gregory Newton(2)	60	Executive Vice President and Chief Financial Officer of Cascade Bancorp and Bank of the Cascades since 2002.
(1)	Michael Delvin. In addition to his responsibility for the daily operation of the Bank since 1998, Mr. Delvin actively manages the Bank’s expansion of technology, services and locations within Central Oregon, Southern Oregon, Northwest Oregon and Idaho markets. Prior experience includes serving as executive vice president for Security Bank Holding Company in the roles of chief credit officer and chief financial officer. He was also associated with First Interstate Bank for over 20 years. Mr. Delvin has served on the Board of Directors of the Deschutes Public Library Foundation and as Chair of the Oregon Bankers Association for-profit subsidiary BancSource.
(2)	Gregory Newton. Mr. Newton’s extensive 30 year banking experience includes treasury and accounting experience spanning asset and liability management, investments, funding and derivative management. He has served in key treasury and controllership roles with banks in Seattle, as well as the Federal Reserve. Newton joined Cascade Bancorp in 1997. He currently serves as corporate risk management officer and investor relations contact. Mr. Newton earned a Bachelor’s Degree at the University of Washington and completed MBA coursework at Seattle University and is a non-public CPA. He is active in the community and on the board of the Oregon Bankers Association.

EXECUTIVE COMPENSATION

Overview

In 2011 the Compensation Committee reviewed the Company’s compensation objectives and philosophy in an effort to tailor our compensation plans and arrangements to address the current economic climate. In undertaking this review, the Committee took into account recent and expected trends in our local and regional economies, the extent to which those trends have affected our performance and the anticipated impact on our performance in future periods. The Committee also took into account the Company’s performance in comparison to the performance of other banks around the country.

Compensation Framework

Our goal is (i) to balance short-term and long-term objectives, so annual incentives are combined with long-term incentives, and (ii) to attract executive talent, retain a team of effective leaders and provide stability for the Company.

The combination of salary and the annual cash incentive make up cash compensation. The sum of cash compensation plus the annual equity/long-term incentive awards results in total direct compensation. Higher levels of performance will result in maximum total direct compensation. The Company also desires to motivate and reward NEOs relative to future performance, so the Company does not currently consider prior stock compensation as a factor in determining future compensation levels.

Peer Group

The primary data source used in setting competitive compensation targets for the NEOs is the information publicly disclosed by a “Peer Group” of the 17 companies listed below. The composition of the Peer Group is reviewed annually and may change from year-to-year. These companies include banks of similar size and business strategy (i.e. those with a commercial lending focus), as well as banks located in geographic locations with similar growth opportunities.

PEER GROUP
Company Name (Ticker)	Company Name (Ticker)
Bank of Marin Bancorp (BMRC)	Heritage Financial Corporation (HFWA)
Banner Corporation (BANR)	Intermountain Community Bancorp (IMCB)
Cascade Financial Corporation (CASB)	Pacific Continental Corporation (PCBK)
CoBiz Financial Inc. (COBZ)	Pacific Mercantile Bancorp (PMBC)
Columbia Banking System Inc. (COLB)	PremierWest Bancorp (PRWT)
Farmers & Merchants Bancorp (FMCB)	Sierra Bancorp (BSRR)
First California Financial Group Inc. (FCAL)	TriCo Bancshares (TCBK)
Guaranty Bancorp (GBNK)	West Coast Bancorp (WCBO)
Heritage Commerce Corp. (HTBK)

Compensation Tables

The following table sets forth the compensation of our Named Executive Officers — our principal executive officer and two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2011 — for fiscal year 2011. As noted above, the compensation tables in this Proxy Statement do not include Mr. Zink because he was not a Named Executive Officer in 2011. In this table and the tables that follow, columns required by SEC rules may be omitted where there is no amount to report.

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp. ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss, President and CEO of Cascade Bancorp and CEO of Bank of the Cascades	2011	400,250	117,420	188,813	—	1,964,565	20,897	2,691,945
	2010	391,400	—	39,900	43,050	281,422	13,362	769,134

Gregory D. Newton Executive Vice President, Chief Financial Officer	2011	231,900	66,780	107,381	—	199,728	14,686	620,475
	2010	222,600	—	22,800	24,600	149,961	7,799	427,760

Michael J. Delvin, Executive Vice President and COO of Cascade Bancorp and President and COO of Bank of the Cascades	2011	247,200	32,000	51,456	—	87,030	15,776	433,462
	2010	247,200	—	19,950	21,525	65,343	8,731	362,749

Bonus (d):  Discretionary cash bonuses were paid to Moss, Newton and Delvin on April 5, 2011, to recognize their contributions to the successful results of the 2011 capital raise and for retention purposes. The awards as a percent of base salary were 30.0% for Moss, 30.0% for Newton, and 12.9% for Delvin. The awards were 100% vested upon payment.

Stock Awards (e):  Stock award values are computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Restricted stock awards were granted to the NEOs on March 16, 2010 and March 30, 2011 pursuant to the Company’s 2008 Performance Incentive Plan.

Option Awards (f):  Stock option values are computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). No option awards were made to the NEOs in 2011. Pursuant to the Company’s 2008 Performance Incentive Plan, incentive stock options were granted on March 16, 2010.

The 2010 stock options were valued using the Black-Scholes option pricing model which used the following assumptions: expected volatility of 78.1%, risk-free interest rate of 3.1%, expected life of 7.9 years and expected dividend yield of 0%. The resulting Black-Scholes grant value for the March 2010 stock option awards was $4.10 per share.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (g):  The 2011 amounts shown in column (g) represent the 2011 annual accrual amounts for the SERPs and the above market interest under the Deferred Bonus Agreements (DBAs). With the announcement of the future retirement of Ms. Moss the Company incurred an increased adjustment to her SERP liability accrual for 2011.

All Other Compensation (h):  2011 All Other Compensation for the NEOs includes the total of the benefits and perquisites in the table below.

Name	Restricted Stock Cash Dividends	Employer 401(k) Match	401(k) Reallocated Forfeitures	Health & Welfare Plan Premiums	Total
Patricia L. Moss	$11,566	$1,524	$1,189	$6,619	$20,897
Gregory D. Newton	3,462	3,525	1,080	6,619	14,686
Michael J. Delvin	4,878	3,090	1,189	6,619	15,776

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (DECEMBER 31, 2011)

	Options Awards					Stock Awards		Date Equity Fully Vests
Name(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Patricia L. Moss	2,110	—	—	68.93	1/1/2012	1,150	5,037	3/3/2012
Patricia L. Moss	4,037	—	—	90.72	1/21/2013	7,000	30,660	3/16/2013
Patricia L. Moss	2,142	—	—	129.60	1/20/2014	28,181	123,433	3/30/2014
Patricia L. Moss	1,896	—	—	273.20	2/1/2017	—	—	—
Patricia L. Moss	3,500	—	—	101.30	3/3/2018	—	—	—
Patricia L. Moss	—	10,500	—	5.70	3/16/2020	—	—	3/16/2013
Gregory D. Newton	1,055	—	—	68.93	1/1/2012	425	1,862	3/3/2012
Gregory D. Newton	1,525	—	—	90.72	1/21/2013	4,000	17,520	3/16/2013
Gregory D. Newton	915	—	—	129.60	1/20/2014	16,027	70,198	3/30/2014
Gregory D. Newton	730	—	—	273.20	2/1/2017	—	—	—
Gregory D. Newton	1,300	—	—	101.30	3/3/2018	—	—	—
Gregory D. Newton	—	6,000	—	5.70	3/16/2020	—	—	3/16/2013
Michael J. Delvin	987	—	—	90.72	1/21/2013	550	2,409	3/3/2012
Michael J. Delvin	1,224	—	—	129.60	1/20/2014	3,500	15,330	3/16/2013
Michael J. Delvin	968	—	—	273.20	2/1/2017	7,680	33,638	3/30/2014
Michael J. Delvin	1,650	—	—	101.30	3/3/2018	—	—	—
Michael J. Delvin	—	5,250	—	5.70	3/16/2020	—	—	3/16/2013

(1)	The market value of restricted stock is the number of shares unvested multiplied by the 12/30/2011 stock price of $4.38.

Narrative Disclosure

Deferred Bonus Agreements (“DBAs”).  The Bank has DBAs in place for the NEOs which allow NEOs to elect to defer a portion of their annual cash bonus payment, if any. DBAs are very common within the industry and 60% of the Peer Group currently utilize deferred compensation plans. The Bank has established a deferral account for the NEOs on its books, which collects the annual deferral and interest. The deferral account is solely used as a measuring device, and the NEO is a general unsecured creditor of the Bank regarding the payment of benefits. The DBA also provides payouts in the event of the following terminations: early retirement, disability, change of control, financial hardship, and death. The DBAs are payable in equal installments or in a lump sum depending on the NEO’s selection under the agreement. The Deferred Bonus Agreements with each NEO allow the officers to defer up to 25% of their annual cash bonus into the plan. No executive contributions were made in 2011. Interest is credited to the plan annually at a current rate of 5.15%; the rate is reviewed and updated regularly.

Other Executive Retirement Benefits.  The Bank has non-qualified, unfunded 2008 Supplemental Executive Retirement Plans (“SERPs”) in place for the CEO and certain key executives, including the NEOs. The 2008 SERPs provide specified benefits to the participants upon termination or a change-in-control of the Company and are subject to certain vesting requirements. The Bank annually expenses amounts sufficient to accrue for the present value of the benefits payable to the participants under these plans. The Company’s analyses of competitive positioning of total compensation as reflected by the Peer Group took into account the value of executive retirement benefits of the NEOs. The 2008 SERP supports the objective of retaining a stable, committed and qualified team of key executives.

The following table is a summary of the current 2008 SERP benefits in effect as of March 2012.

NEO	Anticipated Years of Service at Normal Retirement Age	Annual Benefit ($)	Annual Post Retirement Guaranteed	Normal Retirement Age	Period
Patricia L. Moss	36	226,700	2.5%	59	Lifetime or minimum of 20 years
Michael J. Delvin	12	73,500	2.5%	62	20 years
Gregory D. Newton	16	77,150	2.5%	62	20 years

The 2008 SERPs in place for the NEOs provide payouts in the case of termination due to the following events: normal retirement, early retirement, early termination, disability, change of control and death.

General Benefits.  The NEOs participate in the Bank’s broad-based employee welfare benefit plans, such as medical, dental, vision, supplemental disability and term life insurance. The NEOs are provided the same benefits, and participate in the cost at the same rate, as all other employees.

The Bank sponsors a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which employees may make deferrals (“Employee Deferrals”) and the Bank may make matching contributions (“Matching Contributions”) and profit-sharing contributions (“Profit Sharing Contributions”). All contributions are subject to certain limitations on contributions under the Internal Revenue Code and the 401(k) Plan provisions.

Employees who are 18 years of age or older and have completed one month of service are eligible to make Employee Deferrals. In accordance with IRS guidelines, employees may contribute up to one hundred percent (100%) of their salary to the Plan on a pre-tax basis. Employees with six months of service are eligible to receive Matching Contributions.

Annually, the formula for the Matching Contribution and the Profit Sharing Contribution is established at the discretion of the Board of Directors. Matching Contributions are made at the same time as Employee Deferrals. Historically the Matching Contribution formula has been equal to 100% of Employee Deferrals up to 6% of base salary. From Q1 2009 through Q2 2011, no Matching Contributions were made on Employee Deferrals. Effective Q3 2011, the Matching Contribution formula was reinstated to equal 100% of the Employee Deferrals up to 3% of base salary. Company Participants actively employed at year-end and with over 1,000 hours of paid time in the calendar year (a “Year of Service”) are eligible to receive Profit Sharing Contributions. Profit Sharing Contributions are allocated to employees based on eligible pay. Employees are 100% vested in employee contributions at all times. Benefits attributable to employer matching and profit sharing contributions vest 20% after two years of service; 40% after three years of service; 70% after four years of service; and 100% after five years of service.

Participants may receive distributions from their 401(k) account/profit sharing accounts only upon retirement, death, disability, termination of employment, the attainment of age 59½, or in the case of certain defined instances of financial hardship. Distributions due to financial hardship are subject to approval by Plan Trustees. In addition, 401(k) Plan participants are permitted to apply for and borrow funds against 50% of the vested balance of their 401(k) Plan account in accordance with the terms of the 401(k) Plan.

Employment Agreements.  Effective January 1, 2008, the Company entered into an Executive Employment Agreement with each NEO (with the exception of Mr. Delvin, who opted to retain his existing Change in Control Agreement) which includes payment upon change in control, involuntary termination, and, in the case of the CEO, voluntary termination for good reason. The term of each agreement is two years commencing effective January 1, 2008, and will automatically renew for additional one year periods thereafter unless the executive or the Company gives notice of termination 60 days prior to the expiration of the immediately preceding term. The agreements replace change in control agreements that were previously in place.

Executive Employment Agreement of Former CEO.  In the event of a termination of Ms. Moss’s employment upon a change in control (as defined in her employment agreement) and a material adverse change in employment (as defined in her employment agreement), provided the termination occurs within one year prior to or two years following the change in control, Ms. Moss will receive an amount equal to two and a half times her then-current base salary plus an amount equal to the product of the average of each of the prior three years annual cash incentive as a percent of the applicable year’s base salary and her then-current base salary. In addition, the Company will provide Ms. Moss with certain employment benefits for a period of 18 months following the date of termination.

In the event of an involuntary termination (as defined in her employment agreement) of Ms. Moss’s employment with the Company or the Bank or a termination of Ms. Moss’s employment by Ms. Moss for good reason (as defined in her employment agreement), Ms. Moss will receive an amount equal to two times her-then current base salary plus an amount equal to the prorated cash incentive in effect for Ms. Moss in the year in which the termination occurs, and the Company will provide Ms. Moss with certain employment benefits for a period of 18 months following the date of termination.

The agreement further provides that if any payments received by Ms. Moss due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the Company will pay Ms. Moss a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

In the event of termination of Ms. Moss’s employment upon written agreement or notice of resignation by Ms. Moss for other than good reason, Ms. Moss shall provide up to 240 hours of consulting services to the Company within the first six months following such termination. Ms. Moss will be paid for the consulting services at an hourly rate equal to her annual base salary at the time of termination divided by 2,080 for each hour worked.

The employment agreement includes a non-competition provision which prohibits Ms. Moss from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreement and for 18 months following termination of employment.

On July 25, 2011, Ms. Moss notified the Company’s Board of Directors of her intent to retire on July 25, 2012, at which time she plans to provide her formal notice of resignation. Mr. Zink took office at the beginning of 2012. Ms. Moss is assisting Mr. Zink in providing a smooth transition period for customers, shareholders and employees until her retirement.

Other NEO Executive Employment Agreements.  In the event of a termination of Mr. Newton’s employment upon a change in control (as defined in his employment agreement) and a material adverse change in employment (as defined in his employment agreement), provided the termination occurs within one year prior to or 18 months following the change in control, Mr. Newton will receive an amount equal to two times his then-current base salary plus an amount equal to the product of the average of each of the prior three years’ annual cash incentive as a percent of the applicable year’s base salary and the then-current base salary. In addition, the Company will provide certain employment benefits for a period of 18 months following the date of termination.

In the event of an involuntary termination (as defined in his employment agreement) of Mr. Newton’s employment with the Company or the Bank, the agreement provides that Mr. Newton will receive an amount equal to one and a half times his then-current base salary plus an amount equal to the prorated cash incentive in effect in the year in which the termination occurs, and the Company will provide certain employment benefits for a period of 18 months following the date of termination.

The agreement further provides that if any payments received by Mr. Newton due to a change in control would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal

Revenue Code, the Company will pay a single “grossing-up” equal to the amount of excise tax imposed by Section 4999 of the Internal Revenue Code.

In the event of termination of employment upon written agreement or notice of resignation of Mr. Newton, he shall provide up to 120 hours of consulting services to the Company within the first 90 days following his termination. Mr. Newton will be paid for the consulting services at an hourly rate equal to the annual base salary at the time of termination divided by 2,080 for each hour worked.

Mr. Newton’s employment agreement includes non-competition provisions which prohibit Mr. Newton from competing with the Company or the Bank in Oregon or Idaho and soliciting any employee or customer of the Company or the Bank during the term of the employment agreement and for 18 months following termination of employment.

Change in Control Agreement.  On December 8, 2008, the Company entered into an amended and restated change in control agreement with Michael J. Delvin. Pursuant to the amended and restated agreement, in the event of a change of control and a material adverse change in employment within one year prior to or 18 months following the change of control, Mr. Delvin will receive an amount equal to two times the sum of Mr. Delvin’s then-current base salary plus an amount equal to the product of the average of each of the prior three years’ cash incentive as a percent of the applicable year’s base salary and Mr. Delvin’s then-current base salary. For purposes of the change in control agreement “material adverse change in employment” means without Mr. Delvin’s express written consent: (i) any change of duties materially inconsistent with his position immediately prior to a change in control; (ii) a change in his reporting responsibilities as in effect immediately prior to a change in control; or (iii) any removal of him from or any failure to reelect or reappoint him to his position immediately prior to a change in control, except in connection with his termination for cause or as a result of his death or disability, or upon his retirement from the Company; (iv) reduction of his aggregate base salary from the Company following a change in control; or (v) relocation of the office at which he regularly performs his duties for the Company, which relocation is not consented to by him and which relocation requires him to be based greater than 30 miles outside the city limits of Bend, Oregon. The agreement also provides for the continuation of medical, dental, disability and life insurance benefits for 18 months following such termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth Information regarding securities authorized for issuance under the Company’s equity plans as of December 31, 2011. Additional information regarding the Company’s equity plans is presented in Note 18 of the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Plan Category	# of securities to be issued on exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	# of securities remaining available for future issuance under plan (excluding securities in column (a)(c)
Equity compensation plans approved by security holders	144,370	$68.90	4,914,257
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	144,370	$68.90	4,914,257

CODE OF CONDUCT AND ETHICS

The Company has adopted a written Code of Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including its principal executive officer and principal financial officer. The Code of Conduct and Ethics sets expectations for the exercise of sound judgment and sets high ethical standards in all Company and customer matters. It is designed to promote honest and ethical conduct including in the filing of required financial information and related disclosures, as well as in compliance with laws and regulations. The Code of Conduct and Ethics mandates accountability for adherence to the Code of Conduct and Ethics, while a variety of procedures are available to facilitate prompt internal reporting of violations to appropriate persons. The Board is mindful that the success of the Company depends on the ongoing competence, honesty and integrity of its human resources to build relationships of trust with customers and shareholders, and believes the Code of Conduct and Ethics reasonably deters wrongdoing by directors, officers and employees. The Code of Conduct and Ethics includes sections on matters such as conflicts of interest, confidentiality, bank bribery act, lending practices, and personal conduct. The Code of Conduct and Ethics is posted on the Company’s website at www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page). In addition, any waivers of the Code of Conduct and Ethics for the Board or executive officers of the Company will be disclosed in a report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and officers of the Company and of the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments in time deposits. All such loans and investments were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2011, the aggregate outstanding amount of all loans to officers and directors of the Company and to firms and corporations in which they have at least a 10% beneficial interest was approximately $594,000, which represented approximately 0.38% of the Company’s consolidated stockholders’ equity at that date.

As discussed above in connection with Proposal 1, under the caption “Nominees,” on January 28, 2011, the Company sold 44,193,750 shares of common stock at a price of $4.00 per share, for total gross proceeds of $176,775,000. $162,625,000 of the gross proceeds from the sale of shares of common stock were received from private equity funds affiliated with Lightyear Capital LLC, private equity funds affiliated with Leonard Green & Partners, L.P., an affiliate of WL Ross & Co. LLC, and David F. Bolger (beneficial owners of more than 5% of Cascade’s common stock).

Pursuant to the Securities Purchase Agreements, as a condition of the closing of the sale of common stock, private equity funds affiliated with Lightyear Capital LLC, private equity funds affiliated with Leonard Green & Partners, L.P., and an affiliate of WL Ross & Co. LLC, were entitled to have one person nominated by them elected to the Board of Directors of the Company and the Bank. Accordingly, on January 28, 2011, upon the closing of the transaction, Chris Casciato, a Managing Director of Lightyear, Michael Connolly, a Partner of Leonard Green, and James B. Lockhart III, Vice Chairman of WL Ross, were elected to the Board of Directors of each of the Company and the Bank. Per the Securities Purchase Agreements, Lightyear, Leonard Green, WL Ross and David F. Bolger have the right to nominate one candidate for election to the Company’s Board of Directors. Each of Lightyear, Leonard Green, WL Ross and David F. Bolger is also entitled to be represented on the board of directors of the Bank. The rights to representation briefly outlined above will continue with respect to each of Lightyear, Leonard Green, WL Ross and David F. Bolger until such investor together with his or its affiliates ceases to own at least 5% of the outstanding shares of common stock of the Company. Thomas M. Wells previously served as the Cascade Bancorp Board of Directors designee for Mr. Bolger pursuant to a shareholders agreement between Mr. Bolger and the Company; Mr. Bolger’s right to nominate one director to the Company’s Board of Directors under the shareholders agreement terminated on January 28, 2011, but continues pursuant to the terms of his Securities Purchase Agreement.

In the Securities Purchase Agreements, subject to certain customary conditions, the Company has granted each of Mr. Bolger, Lightyear, Leonard Green and WL Ross preemptive rights on any subsequent offering of the Company’s securities. Each of them will have the preemptive rights described in the Securities Purchase Agreements until he or it, or his or its respective affiliates, ceases to own 5% or more of the outstanding shares of common stock of the Company.

Pursuant to the Securities Purchase Agreements, the Company reimbursed certain of the investors for their out-of-pocket fees and expenses incurred in connection with the private offerings, including fees of legal counsel, due diligence activities, accounting and financial advisors, and investment banking advisors. Mr. Bolger was reimbursed in the amount of $1.75 million (including $1.25 million the Company had previously accrued but not paid relating to Mr. Bolger’s out-of-pocket fees and expenses incurred in connection with Mr. Bolger’s October 2009 purchase agreement and the Company’s unsuccessful December 2009 capital raising efforts). Lightyear was reimbursed in the amount of $745,642 (Lightyear was previously reimbursed in the amount of approximately $1.2 million relating to Lightyear’s out-of-pocket fees and expenses incurred in connection with Lightyear’s October 2009 purchase agreement and the Company’s unsuccessful December 2009 capital raising efforts). Leonard Green and WL Ross were each reimbursed in the amount of $458,750.

The Company entered into Registration Rights Agreements with the investors in connection with the capital raise discussed above. Pursuant to those agreements, the Company filed with, and caused to be declared effective by, the SEC a shelf registration statement providing for the resale by the investors of the shares of common stock of the Company issued by the Company to them. The Registration Rights Agreements also provide the investors with customary piggyback registration rights.

Cascade and the Bank each entered into Indemnification Agreements with each of its directors. Under the Indemnification Agreement, if a director was or is made a party, or is threatened to be made a party, to or is otherwise involved (including, without limitation, as a witness) in any Proceeding (as defined below), the Company or the Bank, as applicable, will hold harmless and indemnify the director from and against any and all losses, claims, damages, liabilities or expenses (including attorneys’ fees, judgments, fines, taxes or penalties, amounts paid in settlement and other expenses incurred in connection with such Proceeding) to the full extent permitted by law. “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the director is, was or becomes involved by reason of the fact that the director is or was a director, officer, employee and/or agent of the Company or the Bank, as applicable, or that, being or having been such a director, officer, employee and/or agent, the director is or was serving at the Company’s or the Bank’s, as applicable, request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the director in an official capacity as a director, officer, partner, trustee, employee or agent or in any other capacity while serving as a director, officer, partner, trustee, employee or agent; provided, however, that, except with respect to an action to enforce the provisions of the Indemnification Agreement, “Proceeding” shall not include any action, suit or proceeding instituted by or at the direction of the director unless such action, suit or proceeding is or was authorized by the Company’s Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon the Company’s review of the copies of the filings that it received with respect to the fiscal year ended December 31, 2011, and written representations from certain reporting persons that no other reports were required, during fiscal year 2011 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

AUDIT AND NON-AUDIT FEES

Delap LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2011. The Audit and Enterprise Risk Management Committee pre-approved all of the audit-related services, tax services and other services provided by Delap LLP in 2011.

The following table sets forth the aggregate fees for services by the independent auditors for the years ended December 31, 2011 and 2010:

	2011	2010
Audit fees	$305,598	$220,221
Audit-related fees	128,000	125,080
Tax fees	55,430	44,047
Other fees	27,167	81,847
Total Fees	$516,195	$471,195

Audit Fees

Audit fees related to the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2011 and 2010, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for such years.

Audit-Related Fees

Audit-related fees pertaining to 2011 and 2010 primarily included fees for the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and the audit of the Company’s 401(k) Profit Sharing Plan.

Tax Fees

Tax fees in both 2011 and 2010 included services related to the Company’s estimated tax payments and preparation of the Company’s tax returns. In addition, tax fees in 2011 and 2010 included services related to Internal Revenue Service examinations of prior years’ tax returns and income tax effects of the bulk loan sale and change in ownership limitations.

All Other Fees

Other fees for 2011 and 2010 included services related to the Company’s private stock offering and fees in connection with the annual FDICIA examination and various research projects. Also, other fees in 2010 included services related to financial statement restatements (Form 10-K/A and Form 10-Q/A) and regulatory examinations.

Pre-Approval Policies and Procedures

The Audit and Enterprise Risk Management Committee is responsible for assuring the independence of the independent auditor, including considering whether provision of non-audit related services is compatible with maintaining the independence of the independent auditor. Any non-audit services provided by the auditor must be pre-approved by the Audit and Enterprise Risk Management Committee.

REPORT OF THE AUDIT AND ENTERPRISE RISK MANAGEMENT COMMITTEE OF
THE BOARD OF DIRECTORS

In fulfilling its oversight responsibility of reviewing the services performed by the Company’s auditor, the Audit and Enterprise Risk Management Committee carefully reviewed the policies and procedures for the engagement of the independent auditor. The Audit Committee also discussed with Delap LLP, the Company’s independent auditor, the overall scope and plans for the audit and the results of its audit, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Committee determined the compensation of the independent auditor and followed the established policy for pre-approval of all services, audit and non-audit related, provided by the independent auditor. The Committee met periodically with the independent auditor without management present. The Committee has concluded that the provision of non-audit related services described above under the caption “Audit and Non-Audit Fees” is compatible with maintenance of the independence of the independent auditor. The Committee determined the extent of funding that the Company must provide to the Committee to carry out its duties and determined that such amounts were sufficient in 2011.

The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Cascade Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2011.

This report is submitted by the Company’s Audit Committee consisting of Ryan R. Patrick (Chair), Jerol E. Andres, Gary L. Hoffman and Judith A. Johansen.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed BDO USA, LLP as the Company’s independent auditor, to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. If the appointment of the independent auditor is not ratified by shareholder vote, the Audit Committee may appoint another independent auditor or may decide to maintain its appointment of BDO USA, LLP.

Delap LLP was the Company’s independent auditor for the fiscal year ended December 31, 2011. A representative of Delap LLP will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires. A representative of BDO USA, LLP also will be present at the Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

On September 30, 2011, the Company’s Audit and Enterprise Risk Management Committee asked for proposals from various independent registered public accounting firms (including Delap LLP, the Company’s then- current independent auditor) to serve as the Company’s independent auditing firm for fiscal year 2012. On October 31, 2011, Delap LLP advised the Company that it would not submit a response to the RFP, thereby declining to stand for reappointment as the Company’s independent auditing firm following completion of the audit of the 2011 financial statements. Delap LLP did provide the Company with a proposal to provide certain non-audit services in the future.

During fiscal years 2010 and 2011, there were no disagreements on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures between Delap LLP and the Company which, if not resolved to the satisfaction of Delap LLP, would have caused Delap LLP to make reference to the subject matter of the disagreement in its reports described below.

The opinion of Delap LLP on the Company’s consolidated financial statements as of and for each of the years ended December 31, 2011 and 2010 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The opinion of Delap LLP on the Company’s internal control over financial reporting as of December 31, 2011 and 2010 stated that the Company had not maintained effective internal control over financial reporting as of December 31, 2011 and December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The material weakness; identified by the Company and Delap LLP as of December 31, 2011 and 2010 was discussed by Delap LLP with the Company’s Audit and Enterprise Risk Management Committee.

On December 20, 2011, the Company engaged BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2012. During fiscal years 2010 and 2011, the Company did not consult with BDO USA, LLP regarding either the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company’s financial statements, and did not consult with BDO USA, LLP as to any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Audit and Enterprise Risk Management Committee operates under a written charter adopted by the Board of Directors. The Committee has approved all services provided by Delap LLP and has reviewed and discussed with Delap LLP the fees paid, as described above.

THE CASCADE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS INDEPENDENT AUDITOR FOR FISCAL YEAR 2012.

PROPOSAL 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Executive compensation is an important matter for our shareholders. The Company’s named executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program, with its balance of short and long term incentives, is strongly aligned with the interests of our shareholders. We urge you to read the compensation tables and the related narrative disclosure in this Proxy Statement for additional details on executive compensation.

In accordance with the Dodd-Frank Act and regulations recently passed by the SEC, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Accordingly, you may vote on the following resolution at the Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the compensation tables and the related narrative disclosure in this Proxy Statement.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 4. AMENDMENT TO 2008 PERFORMANCE INCENTIVE PLAN

The Company’s 2008 Performance Incentive Plan authorizes awards under the Plan to a person who is an employee, independent contractor or non-employee director of the Company, its subsidiaries and affiliates. As discussed above under the caption “Nominees,” Lightyear, Leonard Green and WL Ross each have the right to nominate one candidate for election to the board of directors of the Company and the Bank. The purpose of the proposed amendment to the Plan is to permit an individual non-employee director who serves on the Board because he or she was appointed by an entity (the “appointing entity”) that has the right to appoint a non-employee director to the Board to elect to have any awards that would otherwise be granted to him or her be granted directly to the appointing entity. The right of a non-employee director who serves on the Board at the request of an appointing entity to so elect would be subject to the approval of the Board and the condition that the award does not increase the appointing entity’s ownership in the Company above 24.5%.

There are no proposed changes to the Plan other than those described above. The maximum number of shares of common stock reserved for the grant or settlement of awards under the plan is (a) 6,000,000 shares of common stock, plus (b) the number of shares of common stock which have been reserved but not issued under the Company’s 2002 Equity Incentive Plan, plus (c) any shares of common stock returned to the Company’s 2002 Equity Incentive Plan after January 1, 2008 as a result of expiration, cancellation, or forfeiture of awards issued under such plan, as adjusted pursuant to the terms of the Plan. The Compensation Committee administers the Plan and determines the persons to whom awards of options, restricted stock, restricted stock units or other stock-based awards or other cash-based awards are made, the type and number of awards, and the terms, restrictions and performance goals relating to any award, and otherwise administers the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on January 1, 2018.

The proposed amendment to the Plan is attached to this proxy statement as Appendix A.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2008 PERFORMANCE INCENTIVE PLAN.

INFORMATION AVAILABLE TO SHAREHOLDERS

Cascade is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. The proxy statements, and other information filed with the SEC by Cascade under the Exchange Act may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549 or from the SEC’s website www.sec.gov.

The Company’s 2011 Annual Report including Form 10-K is available to shareholders through our website www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page), by mail if requested, or provided with this Proxy Statement. Additional copies of the Annual Report and the Company’s filings of Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC may be obtained by mail without charge from Gregory D. Newton, EVP/Chief Financial Officer, Cascade Bancorp, P.O. Box 369, Bend, Oregon 97709, or e-mail cascades@botc.com.

American Stock Transfer & Trust Company is the Company’s stock transfer agent. American Stock Transfer & Trust Company’s address is Operations Center, 6201 15th Avenue, Brooklyn, NY 11219; its phone number is (800) 937-5449; and its website is www.amstock.com.

All forms filed with the SEC and additional shareholder information is available free of charge through the Company’s website, www.botc.com (click on “About Us” and then “Investor Relations” at the top of the page). Alternatively, the SEC maintains a website, www.sec.gov, at which all forms filed electronically may be accessed.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at Cascade’s main office at 1100 N.W. Wall Street, Bend, Oregon 97701 no later than the close of business (5:00 p.m. local time) on November 29, 2012. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at the meeting, notice must be received by the Secretary of the Company, in writing, not less than 60 days nor more than 90 days before the date of the meeting (for a May 8, 2013, meeting, no earlier than February 7, 2013, and no later than the close of business on March 9, 2013). Provided, however, that in the event less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Secretary of the Company, in writing, by the close of business on the 15th day following the day on which such notice or prior public disclosure of the date of the annual meeting was made, whichever first occurs. No shareholder submitted a proposal or notified the Company of business to bring before the Meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

VOTING VIA THE INTERNET OR BY TELEPHONE

You may vote via the Internet at www.proxyvote.com or may vote telephonically by calling 1-800-690-6903. In either case, have your proxy card in hand and follow the instructions. Votes submitted via the Internet or by telephone must be received by 8:59 p.m. Pacific Time on May 7, 2012.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

By Order of the Board of Directors

Andrew J. Gerlicher
SECRETARY

Bend, Oregon
March 29, 2012

Appendix A

AMENDMENT NO. 3 TO
CASCADE BANCORP 2008 PERFORMANCE INCENTIVE PLAN

The Cascade Bancorp 2008 Performance Incentive Plan (the “Plan”) is hereby amended effective as of ____, 2012, as follows:

1.	A new sentence is added to the end of the definition of “Grantee,” in Section 2, to read as follows:

The term “Grantee” also includes an entity that receives an award, as described in Section 4(c), in lieu of the Award being granted to a non-employee director who was appointed to the Board by the Award recipient.

2.	A new Section 4(c) is added to read as follows:

Notwithstanding anything in the Plan to the contrary, if an individual non-employee director serves on the Board because he or she was appointed by an entity (the “appointing entity”) that has the right to appoint a non-employee director to the Board, and if as part of the non-employee director’s relationship with the appointing entity all Awards must flow to the appointing entity, then at the election of the non-employee director any Awards that would otherwise be granted to him or her may, at the discretion of the Board, be granted directly to the appointing entity, provided the Award does not increase the appointing entity’s ownership in the Company above 24.5%.

In all other respects, the Plan is hereby ratified and confirmed.

A-1

CASCADE BANCORP
1100 N.W. WALL STREET
BEND, OR 97701
ATTN: TERRI MCCREARY

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jerol E. Andres 02 Chris C. Casciato 03 Michael Connolly 04 Henry H. Hewitt 05 Judith A. Johansen
06 J. LaMont Keen 07 James B. Lockhart III 08 Patricia L. Moss 09 Ryan R. Patrick 10 Thomas M. Wells
11 Terry E. Zink

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000135407_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Telephone/Internet insert (BR supplied) is/are available at www.proxyvote.com.

CASCADE BANCORP
Annual Meeting of Shareholders
May 8, 2012 5:30 PM
This proxy is solicited by the Board of Directors

The undersigned hereby appoint Gary L. Hoffman and Terry E. Zink, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CASCADE BANCORP that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 05:30 PM, PST on 5/8/2012, at The Riverhouse Convention Center, 2850 NW Rippling River Court, Bend, Oregon, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000135407_2 R1.0.0.11699